As filed with the Securities and Exchange Commission on November 9, 2000

                                                            File  No.  333-40812

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                V-ONE Corporation
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                                  52-1953278
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     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

          20250 Century Boulevard, Suite 300, Germantown, MD 20874
                               (301) 515-5200
        --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Margaret E. Grayson
               Senior Vice President and Chief Financial Officer
                               V-ONE Corporation
                            20250 Century Boulevard
                                   Suite 300
                             Germantown, MD 20874
                                (301) 515-5243
      --------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Alan J. Berkeley, Esq.
                            Richard A. Gashler, Esq.
                           Kirkpatrick & Lockhart LLP
                        1800 Massachusetts Avenue, N.W.
                           Washington, D.C. 20036-1800

      This   registration   statement   contains  a  prospectus   combined  with
Registration Statement No. 333-34942 pursuant to Rule 429 under the Securities Act of 1933.

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                        / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.                       /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                     / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                      / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                             / /

                                   CALCULATION OF REGISTRATION FEE

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                                                        Proposed Maximum
                                                        Proposed Maximum       Proposed Maximum         Amount of
    Title of Each Class of            Amount To        Offering Price Per     Aggregate Offering      Registration
  Securities To Be Registered      Be Registered(2)         Share(1)               Price(1)             Fee(1)(2)
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Common Stock, $.001 par  value        274,967          $5.28                  $1,451,825.7            $383.28
per share (3)(5)
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Common Stock, $.001 par  value        231,044          $5.28                  $1,219,912.3            $322.06
per share (4)(5)

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Total                                 506,011          $5.28                  $2,671,738.0            $705.34*

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*Paid previously.

(1) Estimated pursuant to Rule 457 for the purpose of calculating the registration fee only; based upon the average of the high and low sales prices for the Common Stock of V-ONE Corporation ("Common Stock") on the Nasdaq SmallCap Market on June 29, 2000. Registration fee is calculated pursuant to Rule 457(c).

(2) The prospectus filed with this registration statement also covers 4,116,931 shares of Common Stock previously registered under Registration Statement No. 333-34942 which are being carried forward in this registration statement pursuant to Rule 429 under the Securities Act of 1933, and as to which registration statement a registration fee of $5,524.60 was previously paid.

(3)   Includes 274,967 shares of Common Stock held by Citrix Systems, Inc.

(4) Includes 231,044 shares of Common Stock issued or to be issued as a stock dividend on shares of V-ONE Corporation Series C Preferred Stock. 97,449 shares of Common Stock have been issued as a stock dividend as of the date hereof. 133,595 shares of Common Stock are estimated to be issued as a stock dividend.

(5) Pursuant to Rule 416, also includes such indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution resulting form stock splits, stock dividends or similar transactions.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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      PROSPECTUS

      Subject To Completion, November 9, 2000





                                4,622,942 SHARES

                                V-ONE CORPORATION

                                  COMMON STOCK

            The 4,622,942 shares of common stock of V-ONE Corporation offered through this prospectus will be sold by the shareholders listed on pages 10 and 11 of this prospectus. The selling shareholders own their shares either (i) directly, (ii) in the form of dividends payable by the Company on its outstanding shares of Series C Preferred Stock, (iii) in the form of shares of V-ONE's Series B Convertible Preferred Stock convertible into shares of common stock, or in the form of warrants to purchase shares of common stock of V-ONE. In some instances, the shares offered pursuant to this prospectus may be sold by the pledgees, donees or transferees of or other successors in interest to the selling shareholders. None of the proceeds from this offering will be received by V-ONE.

            The sale of shares offered through this prospectus may be effected by the selling shareholders from time to time in transactions on the Nasdaq Small Cap Market, in privately negotiated transactions or in a combination of such methods of sale. The shares may be sold at fixed prices that may change, at prices prevailing at the time of sale, at prices relating to such prevailing prices or at negotiated prices.

            V-ONE's common stock is currently listed on the Nasdaq Small Cap Market under the trading symbol "VONE." V-ONE's principal executive offices are located at 20250 Century Boulevard, Suite 300, Germantown, Maryland 20874. V-ONE's telephone number is (301) 515-5200.

            POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THEIR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 _________, 2000

                                      V-ONE

      V-ONE develops, markets, and licenses a comprehensive suite of network security products that enables organizations to conduct secured electronic transactions and information exchange using private enterprise networks and public  networks,  such as the  Internet.  V-ONE's  suite of products  addresses network user authentication, perimeter security, access control, and data integrity through the use of smart cards, firewalls, and encryption technology. V-ONE's products interoperate seamlessly and can be combined to form a complete, integrated network security solution or can be used as independent components in customized security solutions. V-ONE's products have been designed with an open and flexible architecture to enable applications to work better and to support future network security standards. In addition, V-ONE's products enable organizations to deploy and scale their solutions from small, single-site networks to large, multi-site environments and can accommodate both wireline and wireless media.

      V-ONE was incorporated in Maryland in February 1993 and reincorporated in Delaware in February 1996. Effective July 2, 1996, V-ONE changed its name from "Virtual Open Network Environment Corporation" to "V-ONE Corporation."

                                  RISK FACTORS

      V-ONE operates in a rapidly changing environment that involves numerous risks, some of which are beyond V-ONE's control. The following discussion highlights some of the risks V-ONE faces. This prospectus contains "forward-looking statements." Such statements involve known and unknown risks and uncertainties that could cause V-ONE's actual performance or achievements to differ from any future performance or achievements expressed or implied by such statements. Readers should carefully consider the following risk factors before purchasing common stock of V-ONE. Readers are also referred to the documents to be filed by V-ONE with the SEC, specifically V-ONE's 2000 Annual Report on Form 10-K and subsequent fiscal years, which may identify important risk factors for V-ONE.

      V-ONE operates in a rapidly changing environment that involves numerous risks, some of which are beyond V-ONE's control. The following discussion highlights some of the risks V-ONE faces. Readers are also referred to documents filed by V-ONE with the SEC, which identify important risk factors for V-ONE.

      V-ONE'S LIMITED OPERATING HISTORY, ACCUMULATED DEFICIT AND FINANCING ACTIVITIES. As of September 30, 2000, V-ONE had an accumulated deficit of approximately $46,674,000. V-ONE currently expects to incur additional net losses over the next several quarters. V-ONE raised additional capital of $1,000,000 in June 2000.

      Because of V-ONE's limited operating history, V-ONE may not achieve or sustain profitability or significant revenues in the short run. To address these risks, V-ONE must, among other things, continue its emphasis on research and development, successfully execute and implement its marketing strategy, respond to competitive developments and seek to attract and retain talented personnel. V-ONE may be unable successfully to address these risks and the failure to do so could have a material adverse effect on V-ONE's business, financial condition, results of operations and cash flows.

      V-ONE was founded in February 1993 and introduced its first product in December 1994. Accordingly, V-ONE did not generate any significant revenues until 1995 when it commenced sales of its SmartWall firewall product and introduced its SmartGate client/server system. Revenues for the years ended 1995, 1996, 1997, 1998 and 1999 were approximately $1,104,000, $5,319,000,
$5,973,000,  $6,260,000,  and  $4,966,000,  respectively.  Revenue  for the nine months ended September 30, 2000 was $3,105,000.

      Losses attributable to holders of Common Stock for the years ended 1995, 1996, 1997, 1998 and 1999 were approximately $1,122,000, $7,813,000,
$10,828,000, $9,407,000 and $9,952,000, respectively. Losses for the nine months ended September 30, 2000 were $7,029,000.

      V-ONE's results of operations in recent periods may not be an accurate indication of future results of operations in light of V-ONE's short operating history, the evolving nature of the network security market and the uncertainty of the demand for Internet and intranet products in general and V-ONE's products in particular.

      RISKS RELATING TO AVAILABILITY OF CAPITAL. It is anticipated that V-ONE will continue to expend significant amounts to fund its operations and research and development. V-ONE's cash and cash equivalents may not be sufficient to meet its requirements until it reaches profitability. In order to maintain V-ONE's operations and research and development at necessary levels, V-ONE may need to secure additional financing through the sale of equity securities. If such additional financing is not available to V-ONE, it will attempt to reduce its cash requirements through significant reductions in operating levels. V-ONE may be unable to place equity securities on favorable terms or in an amount required to meet its future cash requirements. In addition, V-ONE may not be successful in reducing operating levels or, if operating levels are reduced, V-ONE may not be able to maintain operations for any extended period of time. In October 2000, the Company implemented a cost reduction program and has taken immediate steps to reduce spending by approximately $2.5 million dollars a year by reducing sales and marketing staff and more narrowly focusing sales and marketing efforts. Additionally, the Company has initiated an effort to increase its cash reserves by approximately $8 - $10 million through a private placement of equity and through the sale of its 6.8% holding in the stock of Network Flight Recorder
(NFR). The Company believes it can successfully complete these transactions so that it will have the additional capital funds needed to sustain operations through December 31, 2001 and to maintain capital needed to satisfy listing requirements on the NASDAQ Small Cap Market.

      RISKS ASSOCIATED WITH THE EMERGING NETWORK SECURITY MARKET. The market for V-ONE's products, particularly its client/server VPN or virtual private network products, is in an early stage of development and the market's acceptance of these products has been slower than expected. The rapid development of Internet and intranet computing has increased the ability of users to access proprietary information and resources and has recently increased demand for network security products. Because the market for network security products is only beginning to develop and potential customers are only beginning to realize the benefits of VPN technology, it is difficult to assess the size of the market, the product features desired by the market, the best price structure for V-ONE's products, the best distribution strategy and the competitive environment that will develop in this market.

      The demand for V-ONE's products could decline as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors beyond V-ONE's control. Any such decline would adversely effect V-ONE.

      V-ONE'S DEPENDENCE ON KEY PERSONNEL. V-ONE's success depends, to a large extent, upon the performance of its senior management and its technical, sales and marketing personnel, many of whom have only recently joined V-ONE. There is intense competition in the software security industry to hire and retain qualified personnel. V-ONE is actively searching for additional qualified personnel. V-ONE's success will depend upon its ability to retain and hire additional key personnel. The loss of the services of key personnel or the inability to attract additional qualified personnel could materially and adversely effect V-ONE's results of operations and product development efforts.

      V-ONE has entered into employment agreements with David D. Dawson, its Chairman of the Board, President and Chief Executive Officer and Margaret E. Grayson, its Senior Vice President and Chief Financial Officer, that provide for fixed terms of employment. However, V-ONE has not historically provided such types of employment agreements to its other employees. This may adversely impact V-ONE's ability to attract and retain the necessary technical, management and other key personnel.

      RISK OF V-ONE'S INABILITY TO MANAGE GROWTH. To manage growth effectively, V-ONE needs to continue to improve its operational, financial and management information systems and to hire, train, motivate and manage its employees.
Competition is intense for qualified technical, marketing and management personnel. V-ONE may be unable to achieve or manage any future growth. Its failure to do so could delay V-ONE's product development cycles and marketing efforts.

      V-ONE has experienced and may experience future growth in the number of its employees and the scope of its operations, resulting in increased responsibilities for management and added pressure on V-ONE's operating and financial systems. As of January 1, 2000, V-ONE had 72 employees, as compared to 77, 83, and 77 employees on January 1, 1999, 1998, and 1997, respectively.

      RISK OF V-ONE'S DEPENDENCE ON SMARTGATE AND SMARTWALL. V-ONE currently generates most of its revenues from its SmartWall and SmartGate products. SmartWall and SmartGate have met with a favorable degree of market acceptance since sales of SmartWall commenced in the first quarter of 1995 and since SmartGate was introduced in the fourth quarter of 1995. However, SmartWall or SmartGate may not continue to be accepted in the future. In addition, any or all of V-ONE's other current or future products could fail to win market acceptance.

      V-ONE's success depends, in part, on V-ONE's ability to design, develop and introduce new products, services and enhancements on a timely basis to meet changing customer needs, technological developments and evolving industry standards.

      RISKS OF COMPETITION. V-ONE faces intense competition in all of its market segments. The market for network security products is very competitive and V-ONE expects competition to intensify in the future. There can be no assurance that V-ONE's products will command a significant share of the network security market. Many of V-ONE's competitors have significantly greater resources, generate higher revenue and have greater name recognition than V-ONE. There can be no assurance that V-ONE's competitors will not develop products that are superior to those developed by V-ONE or adapt more quickly than V-ONE to new technologies or evolving industry trends. Increased competition may result in price reductions, reduced gross margins or loss of market share, any of which could have a material adverse affect on V-ONE's business. There is no assurance that V-ONE will be able to compete effectively against current or future competitors.

      RISK OF INADEQUATE PROTECTION FOR V-ONE'S TECHNOLOGIES. V-ONE relies on trademark, copyright, patent and trade secret laws, employee and third-party non-disclosure agreements and other methods to protect the rights of V-ONE and the companies from which V-ONE licenses technology. V-ONE currently holds patents on its Wallet Technology, its SmartGate technology, its Smart Card Technology, and its On-Line Registration technology. Others may independently develop similar technologies or duplicate any technology developed by V-ONE.

      Prosecution of patent applications and any other patent applications may require the expenditure of substantial resources. For example, the issuance of a patent may require 24 months or longer. During this period, V-ONE's technology may become obsolete. Pending or future patent applications may not be granted, future patents may be challenged, invalidated or circumvented and the rights granted may not provide competitive advantages to V-ONE.

      V-ONE currently intends to pursue patent protection outside of the United States for the technology covered by the most recently filed patent applications. This protection may not be granted. Even if it is granted, it may not adequately protect the covered technology.

      V-ONE's success also depends on its software technology and technology licensed from others. V-ONE's trade secrets, license agreements and non-disclosure agreements may not provide appropriate protection for V-ONE's technology or the technology it licenses from others. Further, V-ONE relies on license agreements that are not signed by the end user to license V-ONE's products. These license agreements may be unenforceable under the laws of certain jurisdictions.

      V-ONE may be subject to additional risk as V-ONE enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of V-ONE's rights may be ineffective in foreign markets and technology developed by V-ONE may not be protectable in foreign jurisdictions.

      As the number of security products in the industry increases and the functionality of these products overlap, software developers may become subject to infringement claims. Third parties may in the future assert infringement claims against V-ONE with respect to current or future products. V-ONE also may desire or be required to obtain licenses from others. Failure to obtain those licenses could adversely effect V-ONE's ability to market its software security products. However, V-ONE may be unable to obtain these licenses on commercially reasonable terms, if at all. In addition, the patents underlying such licenses may not be valid or enforceable and the proprietary nature of the unpatented technology underlying such licenses may not remain proprietary.

      Any claims or litigation could be costly and could result in a diversion of management's attention. Adverse determinations in such claims or litigation could also adversely effect V-ONE.

      RISK OF ERRORS OR FAILURES. The complex nature of V-ONE's software products can make the detection of errors or failures difficult when products are introduced. If errors or failures are subsequently discovered, this may result in delays and lost revenues during the correction process. In addition, technology licensed by V-ONE for use in its products may contain errors that adversely effect such products. Despite testing by V-ONE and current and prospective customers, errors may still be discovered in new products or releases after commencement of commercial shipments. This might result in delay, adverse publicity, loss of market acceptance and claims against V-ONE.

      A malfunction or the inadequate design of V-ONE's products could result in tort or warranty claims. V-ONE generally attempts to reduce the risk of such losses to itself and to the companies from which V-ONE licenses technology through warranty disclaimers and liability limitation clauses in its license agreements. V-ONE may not have obtained adequate contractual protection in all instances or where otherwise required under agreements V-ONE has entered into with others. In addition, these measures may not be effective in limiting V-ONE's liability to end users and to the companies from which V-ONE licenses technology.

      V-ONE'S PRODUCT LIABILITY RISK. V-ONE currently has product liability insurance. However, V-ONE's insurance coverage may not be adequate and any product liability claim against V-ONE for damages resulting from security breaches could be substantial. In addition, a well-publicized actual or perceived security breach could adversely effect the market's perception of security products in general or V-ONE's products in particular. This could result in a decline in demand for V-ONE's products.

      RISKS OF CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS AND NEW PRODUCT INTRODUCTION. The network security industry is characterized by rapid changes, including evolving industry standards, frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. Advances in techniques by individuals and entities seeking to gain unauthorized access to networks could expose V-ONE's existing products to new and unexpected attacks and require accelerated development of new products or enhancements to existing products.

      V-ONE may be unable to counter challenges to its current products. V-ONE's future products may not keep pace with technological changes implemented by competitors or persons seeking to breach network security. Its products may not satisfy evolving consumer preferences and V-ONE may not be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and improve current products in a timely fashion could adversely effect V-ONE.

      RISK OF DEFECTS AND DEVELOPMENT DELAYS. V-ONE may experience schedule overruns in software development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, when developing new software products, V-ONE's development schedules may be altered as a result of the discovery of software bugs, performance problems or changes to the product specification in response to customer requirements, market developments or V-ONE-initiated changes.

      Changes in product specifications may delay completion of documentation, packaging or testing. This may, in turn, affect the release schedule of the product.

      When developing complex software products, the technology market may shift during the development cycle, requiring V-ONE either to enhance or change a product's specifications to meet a customer's changing needs. All of these factors may cause a product to enter the market behind schedule, which may adversely effect market acceptance of the product or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay.

      RISKS RELATING TO EVOLVING DISTRIBUTION CHANNELS. V-ONE relies on its direct sales force and its channel distribution strategy for the sale and marketing of its products. V-ONE's sales and marketing organization may be unable to successfully compete against the more extensive and well-funded sales and marketing operations of certain of its current and future competitors.

      V-ONE's distribution strategy involves the development of relationships with resellers and international distributors to enable V-ONE to achieve broad market penetration. However, V-ONE may be unable to continue to attract integrators and resellers that will be able to market V-ONE's products effectively and that will be qualified to provide timely and cost-effective customer support and service.

      V-ONE ships products to distributors, integrators and resellers on receipt of a purchase-order, and its distributors, integrators and resellers generally carry competing product lines. Current distributors, integrators and resellers may not continue to represent V-ONE's products. The inability to recruit, or the loss of, important sales personnel, distributors, integrators or resellers could adversely effect V-ONE.

      RISKS RELATING TO COLLECTION OF RECEIVABLES. Due to certain worldwide economic factors, V-ONE has from time to time experienced and may continue to experience difficulty in collecting its receivables on a timely basis. V-ONE continues to focus on the collection of its receivables on a timely basis. However, if V-ONE is unable to collect its receivables on a timely basis, it could have an adverse effect on V-ONE's financial condition, results of operations and cash flows.

      RISKS ASSOCIATED WITH LONG SALES CYCLE AND SEASONALITY. Sales of V-ONE's products generally involve a significant commitment of capital by its customers. For sales by V-ONE's sales force directly to end users, V-ONE often permits customers to evaluate products being considered for license, generally for a period of up to 30 days. For these and other reasons, the sales cycle associated with V-ONE's products is likely to be lengthy and subject to a number of significant risks over which V-ONE has little or no control. As a result, V-ONE believes that its quarterly results are likely to vary significantly.

      V-ONE may be required to ship products shortly after it receives orders. Consequently, order backlog, if any, at the beginning of any period may represent only a small portion of that period's expected revenues. As a result, product revenues in any period will be substantially dependent on orders booked and registered in that period.

      V-ONE plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If revenues fall significantly below anticipated levels, V-ONE's financial condition, results of operations and cash flows could be adversely effected. In addition, V-ONE may experience significant seasonality in its business, and V-ONE's financial condition and results of operations may be effected by such trends in the future. Such trends may include higher revenues in the third quarter of the year. V-ONE believes that revenues may tend to be higher in the third quarter due to the fiscal year end of the U.S. government.

      RISK OF SALES TO GOVERNMENTS. No government agency or department has an obligation to purchase products from V-ONE in the future. Accordingly, V-ONE believes that future government contracts and orders for its network security products will in part depend on the continued favorable reaction of government agencies and departments to the development capabilities of V-ONE and the reliability and perceived reliability of its products.

      V-ONE may be unable to sell its products to government departments and agencies and government contractors and such sales, if any, may not result in commercial acceptance of V-ONE's products. In addition, reductions or delays in funds available for projects V-ONE is performing or to purchase its products could adversely impact V-ONE's government contracts business.

      Contracts involving the U.S. government are also subject to the risks of disallowance of costs upon audit, changes in government procurement policies, the necessity to participate in competitive bidding and, with respect to contracts involving prime contractors or government-designated subcontractors, the inability of such parties to perform under their contracts. V-ONE is also exposed to the risk of increased or unexpected costs, causing losses or reduced profits, under government and certain third-party contracts. Any of the foregoing events could adversely effect V-ONE.

      In 1997, approximately one-half of V-ONE's total sales were attributable to contracts with various agencies and departments of the United States government and of state and local governments. This relationship increased to more than 60% through December 31, 1998 and decreased to approximately 35% for 1999.

      RISK OF EFFECT OF GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS. V-ONE currently sells its products abroad and intends to continue to expand its relationships with international distributors. V-ONE's international sales and operations could be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. In particular, V-ONE's information security products are subject to the export restrictions administered by the U.S. Department of Commerce. These restrictions, in the case of some products, permit the export of encryption products only with a specific export license.

      These export laws also prohibit the export of encryption products to a number of countries, individuals and entities and may restrict exports of some products to a narrow range of end-users. In certain foreign countries, V-ONE's distributors are required to secure licenses or formal permission before encryption products can be imported.

      V-ONE has obtained a license exception to export strong encryption from the U. S. Department of Commerce on a worldwide basis (except to the seven terrorist countries) as long as the end user agrees to use the KRAKit(TM) session key recreation capability. Foreign competitors that face less stringent controls on their products may be able to compete more effectively than V-ONE in the global network security market.

      EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW. Certain provisions of V-ONE's Amended Certificate of Incorporation and of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving V-ONE. Among other things, these provisions include a classified board, prohibitions on removing directors except for cause, and other requirements.

      MARKET VOLATILITY. The market price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors, such as announcements of new products by the Company or its competitors and changes in financial estimates by securities analysts or other events. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of equity securities of many technology companies and that has often been unrelated and disproportionate to the operating performance of such companies. Broad market fluctuations as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of the Company's Common Stock.

                       WHERE YOU CAN FIND MORE INFORMATION

      Two Registration Statements on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the securities offered by this prospectus have been filed by V-ONE with the SEC in Washington, D.C. This prospectus does not contain all of the information set forth in the Registration Statements and their exhibits and schedules. Some financial and other information relating to V-ONE is contained in the documents indicated below under "Incorporation of Certain Documents by Reference." This information is not presented in this prospectus or delivered with it. For further information with respect to V-ONE and the securities offered by this prospectus, reference is made to such Registration Statements, exhibits and schedules.

      Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as exhibits to the Registration Statements, each such statement being qualified in all respects by such reference.

      Copies of the Registration Statements may be inspected without charge or may be obtained from the SEC upon the payment of certain fees prescribed by the SEC at the public reference facilities maintained by the SEC in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York at 7 World Trade Center, Suite 1300, New York, New York 10048 and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

      V-ONE is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, V-ONE files periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning V-ONE may be inspected or copied at the public reference facilities at the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of such documents can be obtained at the Public Reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by reference to V-ONE on the SEC's Worldwide Web page (http://www.sec.gov).

                     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by V-ONE with the SEC, are incorporated in this prospectus by reference:

      (1)   V-ONE's  Annual Report on Form 10-K for the year ended  December 31,
            1999;

      (2) V-ONE's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2000;

      (3) All other reports filed by V-ONE pursuant to Sections 13(a) or 15(d) of the Securities and Exchange Act of 1934 since September 30, 2000; and

      (4)   The  description  of  V-ONE's  common  stock  contained  in  V-ONE's
            Registration Statement on Form 8-A filed on October 9, 1996, pursuant to Section 12(g) of the Securities Exchange Act of 1934.

      All reports and other documents subsequently filed by V-ONE pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered by this prospectus have been sold or that deregisters all securities then remaining unsold, are deemed to be incorporated by reference in and to be a part of this prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in the Registration Statement containing this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded is not deemed, except as so modified or superseded, to constitute a part of this prospectus.

      V-ONE will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents referred to above that have been or may be incorporated in this prospectus by reference. Exhibits to such documents will not be provided (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such documents should be directed to: V-ONE Corporation, 20250 Century Boulevard, Germantown, Maryland 20874, attention: Margaret E. Grayson, Senior Vice President and Chief Financial Officer. Ms. Grayson's telephone number is (301) 515-5246.

                              SELLING STOCKHOLDERS

      The following table sets forth the names of the shareholders selling shares of common stock in this offering, the number of shares of common stock beneficially owned by each selling stockholder as of November 3, 2000 (except as noted below) and the number of shares of common stock that may be offered for sale pursuant to this prospectus by each such selling stockholder. Except as set forth below, none of the selling stockholders has held any position, office or other material relationship with V-ONE or any of its affiliates within the past three years other than as a result of the transaction that results in its ownership of shares of common stock.

      The shares may be offered from time to time by the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of such shares, nor are the selling stockholders obligated to sell any such shares immediately pursuant to the Registration Statement. Because the selling stockholders may sell all or part of their shares, no estimate can be given as to the number of shares of common stock that will be held by any selling stockholder after termination of any offering made by this prospectus.

                                                                                          COMMON STOCK BENEFICIALLY
                                                                                            OWNED AFTER OFFERING IF
                                                                                    ALL OFFERED SHARES ARE SOLD (1)

                                               SHARES OF COMMON
                                               STOCK BENEFICIALLY      COMMON STOCK
NAME OF SELLING                                  OWNED PRIOR TO          OFFERED                        PERCENT OF
STOCKHOLDER                                         OFFERING              HEREBY         NUMBER         OUTSTANDING
-------------------------------------------------------------------------------------------------------------------


Peter Boyle & Janine Morgan                          19,564             19,564(2)           0                *

Clunford Holding Inc. (8)                             5,231              5,231(2)           0                *

Robert Klein & Myriam Gluck                         198,247            198,247(2)           0                *

James W. Lawson PC Pension Fund (9)                  17,448(7)          12,448(3)          5,000             *

Levenberg Investments, Inc. (10)                      5,007              5,007(2)           0                *

Lincoln Merchandising (11)                          158,602            158,602(2)           0                *

Gordon S. Macklin Family Trust (12)                  49,506(7)          49,506(3)           0                *

Macklin Family Partnership #1 (13)                   49,506(7)          49,506(3)           0                *

Ardith McGuire                                      120,793            100,793(2)         20,000             *

Benton J. Pumpian                                    20,086             20,086(2)           0                *

Stuart M. Schulman &
Sarah U. Schulman                                    33,209(7)          33,209(3)           0                *

Aaron L. Schulman &
Michael A. Schulman                                   7,238(7)           7,238(3)           0                *

Estee Schulman Rev. Trust (14)                        7,238(7)           7,238(3)           0                *

Edward W. Schultze                                   95,140             81,540(2)         13,600             *

Stanley Shapiro Rev. Trust (15)                     123,213             78,355(2)         44,858             *

Stanton F. Weissenborn                               74,920(7)          47,420(3)         27,500             *

JMS LLC custodian for Robert C. Zimmer               19,554             19,554(2)           0                *

Robert C. Zimmer                                     35,244             35,244(2)           0                *

The Robert Stephens Orphan Fund, L.P. (16)          182,136            182,136(2)           0                *

The Robert Stephens Offshore Orphan Fund,           175,506            175,506(2)           0                *
L.P. (16)

Lewis M. Schott Rev. Trust (17)                     244,649            244,649(2)           0                *

Venture Management Consultants, LLC (18)             16,639             16,639(2)           0                *

Charles D. Dahan                                     19,564             19,564(2)           0                *

Aspex Eyewear, Inc. (19)                             39,161             39,161(2)           0                *


                                                           10


                                                                                          COMMON STOCK BENEFICIALLY
                                                                                            OWNED AFTER OFFERING IF
                                                                                    ALL OFFERED SHARES ARE SOLD (1)

                                               SHARES OF COMMON
                                               STOCK BENEFICIALLY      COMMON STOCK
NAME OF SELLING                                  OWNED PRIOR TO          OFFERED                        PERCENT OF
STOCKHOLDER                                         OFFERING              HEREBY         NUMBER         OUTSTANDING
-------------------------------------------------------------------------------------------------------------------

Joseph Lupo Profit Sharing Plan (20)                800,000            501,536(2)        298,464           1.3

Louis A. Sica                                       102,755            102,755(2)           0               *

John F. Whittemore III                               70,236             42,836(2)         27,400            *

Stahelin Partners, L.P. (21)                        125,357             99,587(2)         25,770            *

Elliott Associates, L.P. (22)                       474,170(7)         474,170(3)           0               *

Cranshire Capital, L.P. (23)                         13,137             13,137(2)           0               *

Citrix Systems, Inc. (24)                           274,967            274,967(4)           0               *

TBCC Funding Trust II (25)                          219,957            219,957(5)           0               *

Hai Hua Cheng                                       643,777            643,777(6)           0               *

Wen Dar Wu                                          643,777            643,777(6)           0               *



-------------------

*     Less than 1%.

(1)   Assumes the sale of all shares.


(2) Includes shares of Common Stock issued as a stock dividend on shares of the Company's Series C PrefeStock and shares issued upon exercise of warrants to purchase Common Stock.

(3) Includes estimated number of shares of Common Stock to be issued as a stock dividend on shares of the Company's Series C Preferred Stock and/or shares of Common Stock issuable upon conversion of warrants to purchase Common Stock.

(4)   Includes shares of Common Stock owned directly by Citrix Systems, Inc.

(5) Includes shares of Common Stock issuable in connection with warrants to purchase Common Stock.

(6)   Includes   shares  of  Common  Stock  issuable  upon   conversion  of  the
      outstanding shares of V-ONE's Series B Convertible Preferred Stock.

(7) Includes estimated number of shares to be issued as a stock dividend on shares of the Company's Series C Preferred Stock.

(8)   Clunford Holdings, Inc. is controlled by Moshe Peterberg

(9)   James W. Lawson is the trustee of the James W. Lawson PC Pension Fund.

(10)  Levenberg Investments, Inc. is controlled by Gerry Levenberg.

(11)  Lincoln Merchandising is controlled by George Schrenzel.

(12)  Gordon S. Macklin is the trustee of the Gordon S. Macklin Family Trust.

(13)  The Macklin Family Partnership is controlled by Gordon S. Macklin.

(14)  Stuart and Sarah  Schulman  are  co-trustees  of the Estee  Schulman  Rev.
      Trust.

(15)  Stanley Shapiro is the trustee of the Stanley Shapiro Rev. Trust.

(16) Paul Stephens is the general partner of the Robert Stephens Orphan Fund, L.P. and the Robert Stephens Offshore Orphan Fund, L.P.

(17)  Louis Schott is the trustee of the Lewis M. Schott Rev. Trust.

(18)  Mark Levine is the managing member of Venture Management Consultants, LLC.

(19)  Aspex Eyewear, Inc. is controlled by Nonu Ifergan.

(20)  Joseph Lupo is the trustee of the Joseph Lupo Profit Sharing Plan.

(21)  The general partner of Elliot Associates, L.P. is Paul E. Singer.

(22) The general partner of Cranshire Capital, L.P. is Downsview Capital, Inc. Downsview Capital, Inc. is controlled by Mitchell Kopin.

(23) Stahelin Partners, L.P. is controlled by Michael Stahelin, Michael A. Leland and R. Glen McMaster.

(24) Citrix Systems, Inc. is a publicly traded company for which there are no single shareholders holding 10% or more of its common stock.

(25) TBCC Funding Trust II is controlled by Transamerica Business Credit Corporation.


      From time to time the selling stockholders may transfer, pledge, donate or assign their shares to lenders, family members and others and each of such persons upon acquiring the shares will be deemed to be a selling stockholder for purposes of this prospectus. The number of shares beneficially owned by the selling stockholders who so transfer, pledge, donate or assign shares will decrease as and when they take such actions. The plan of distribution for shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. If V-ONE is notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                 USE OF PROCEEDS

      There will be no proceeds to V-ONE from the sale of the shares by the selling stockholders. Any proceeds from the sales of common stock received by the selling stockholders will be retained by the selling stockholders.

      V-ONE will pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the selling stockholders. Such expenses are estimated to be approximately $34,000.00. V-ONE has also agreed to indemnify some of the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

      The shares are being offered on behalf of the selling stockholders, and V-ONE will not receive any proceeds from this offering. See "Use of Proceeds." The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or tranferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

      The distribution of the shares may be effected in one or more of the following methods:

      o ordinary brokers' transactions, which may include long or short sales

      o transactions involving cross or block trades or otherwise on the Nasdaq National Market or on any other stock exchange or trading facility on which the common stock may be trading

      o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus

      o "at the market" to or through market makers or into an existing market for the common stock

      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

      o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise) or

      o any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares. Those shares may be resold thereafter pursuant to this prospectus.

      In addition, the selling stockholders from time to time may sell short the common stock of V-ONE. In such instances, this prospectus may be delivered in connection with such short sales and the shares may be used to cover such short sales. Any or all of the sales or other transactions involving the shares described above may be made pursuant to this prospectus, whether effected by the selling stockholders, any broker-dealer or others. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis.

      Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      Neither V-ONE nor any selling stockholder can presently estimate the amount of such compensation. V-ONE knows of no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

      Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to V-ONE's common stock for a period of one business day prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution, subject to certain exceptions for passive market making transactions. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

      At the time a particular offer of shares is made, to the extent required, a supplemental prospectus will be distributed that will set forth the number of shares being offered and the terms of the offering including the name or names of the selling stockholders and any underwriters, dealers or agents, the purchase price paid by an underwriter for the shares purchased from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

      In order to comply with the securities laws of some states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      V-ONE is authorized to issue up to 50,000,000 shares of common stock, $0.001 par value, and 13,333,333 shares of preferred stock, $0.001 par value.

      The following summary of certain provisions of V-ONE's common stock and preferred stock does not purport to be complete. It is subject to, and qualified in its entirety by, the provisions of V-ONE's Restated Certificate of Incorporation and Restated Bylaws, and by the provisions of applicable law.

COMMON STOCK

      As of November 3, 2000, there were 22,126,871 shares of common stock outstanding that were held of record by approximately 201 shareholders.

      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Dividends, if any, may be declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends may be paid in cash, in property or in shares of capital stock. In the event of any voluntary or involuntary liquidation, sale, or winding up of V-ONE, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights to subscribe for any of V-ONE's securities or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

      V-ONE's Board of Directors has the authority to issue up to 13,333,333 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of V-ONE. V-ONE currently has 1,287,554 shares of Series B Convertible Preferred Stock ("Series B Shares") outstanding and 56,619 shares of Series C Preferred Stock ("Series C Shares") outstanding.

      On June 11, 1999, the Company issued 1,287,554 Series B Shares. The Series B Shares rank senior to the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Company. In the event of any voluntary or involuntary liquidation, sale, or winding up of V-ONE, the holders of preferred stock hold liquidation preferences and are entitled to share ratably in all assets remaining after payment of liabilities. The Series B Shares are not redeemable, do not bear dividends and generally have no voting rights. Each Series B Share is convertible at the option of the holder at any time into one share of Common Stock based upon an initial conversion price of $2.33 per share. The conversion price is subject to adjustment in the event the Company pays dividends or makes distributions on, splits or reverse splits its Common Stock. The holders of the Series B Shares are entitled to a liquidation preference of $2.33 per share. There are no sinking fund provisions applicable to the Series B Shares.

      On  September  9, 1999,  the Company  issued  335,000  Series C Shares and
3,350,000   non-detachable   warrants  to  purchase   shares  of  Common   Stock

("Warrants"). Each Series C Share was issued with ten Warrants. The Warrants are immediately exercisable at a price of $2.625 per share and will remain exercisable until 90 days after all of the Series C Shares have been redeemed and the shares of the Common Stock underlying the Warrants have been registered for resale.

      The Series C Shares bear cumulative compounding dividends at an annual rate of 10% for the first five years, 12.5% for the sixth year and 15% in and after the seventh year. The dividends may be paid in cash, or at the option of the Company, in shares of registered common stock. The Series C Shares are not convertible, rank senior to the Common Stock and to the Series B Shares as to payment of dividends, and rank senior to the Common Stock and in parity with the Series B Shares as to distributions of assets upon liquidation, dissolution or winding up of the Company. Holders of the Series C Shares are entitled to a liquidation preference of $26.25 per share. There are no sinking fund provisions applicable to the Series C Shares.

      At least 51% of the outstanding Series C Shares must vote affirmatively as a separate class for (i) the voluntary liquidation, dissolution or winding up of the Company, (ii) the issuance of any securities senior to the Series C Shares and (iii) the declaration or payment of a cash dividend on all junior stocks and certain amendments to the Company's certificate of incorporation. Prior to the exercise of the Warrants, the holders shall also be entitled to ten common votes for each Series C Share on all matters on which common stockholders are entitled to vote, except in connection with the election of the Board of Directors. As long as at least 51% of the Series C Shares are outstanding, the holders shall have the right to elect one director to the Company's Board of Directors.

      The Company has the right to redeem the outstanding Series C Shares in whole (i) at any time after the third anniversary of the issuance date, (ii) upon the closing of an underwritten public offering in excess of $20 million and at a price in excess of $6.50 per share or (iii) prior to the third anniversary of the issuance date if the average closing bid price of the Common Stock for any 20 trading days during any 30 trading days ending within 5 trading days prior to the date of notice of redemption is at least $3.9375 per share. The redemption price would be paid in cash in full and would be equal to the greater of the $26.25 per share purchase price or the fair market value of each Series C Share plus all unpaid dividends.

      At any time after all of the Warrants have been exercised by a holder, that holder shall have the right to require the Company to redeem all of its then outstanding Series C Shares. The redemption price for each Series C Share is the $26.25 per share purchase price plus all unpaid dividends and is payable at the option of the Company in either cash or shares of common stock.

      The Company has granted registration rights to the purchasers of the Series C and Series B Shares whereby the Company is obligated, in certain instances, to register the shares of Common Stock issuable upon conversion of the Series B Shares and exercise of the Warrants attached to the Series C Shares.

                                  LEGAL MATTERS

      Certain legal matters with respect to the issuance of the shares of common stock offered by this prospectus have been passed upon for V-ONE by Kirkpatrick & Lockhart LLP, 1800 Massachusetts Avenue, N.W., Washington, D.C. 20036.

                                     EXPERTS

      The financial statements and schedule of V-One Corporation at December 31, 1999, and for the year then ended, appearing in V-One Corporation's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The balance sheets as of December 31, 1997 and 1998, and the statements of operations, shareholders' equity (deficit) and cash flows for each of the two years ended December 31, 1997 and 1998, respectively, incorporated in this prospectus, have been incorporated by reference herein in reliance on the report (which report includes as explanatory paragraph regarding V-ONE's ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      No dealer,  salesperson or any
other person is  authorized  to give
any   information  or  to  make  any
representations  in connection  with
this  prospectus  and,  if  given or
made,     such     information    or
representations  must not be  relied
upon as having  been  authorized  by
V-ONE.   This  prospectus  does  not

constitute  an  offer  to  sell or a          4,622,942 Shares

solicitation  of an offer to buy any
security  other than the  securities
offered  by this  prospectus,  or an
offer to sell or a  solicitation  of
an  offer to buy any  securities  by
anyone in any  jurisdiction in which
such  offer or  solicitation  is not
authorized   or  is  unlawful.   The
delivery  of this  prospectus  shall
not, under any circumstances, create
any implication that the information
herein  is  correct  as of any  time
subsequent   to  the   date  of  the
prospectus.

      ------------------------              V-ONE CORPORATION


          TABLE OF CONTENTS

                                PAGE

V-ONE..............................2
Risk Factors.......................2          COMMON STOCK
Where You Can Find More
  Information......................7
Incorporation of Certain
  Documents by Reference...........8         ----------------
Selling Stockholders...............9            PROSPECTUS
Use of Proceeds...................12         ----------------
Plan of Distribution..............12

Description of Capital Stock......14
Legal Matters.....................15
Experts...........................15          _________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses expected to be incurred by V-ONE Corporation (the "Company") in connection with the sale and distribution of the shares of Common Stock being registered. With the exception of the registration fee, all amounts shown are estimates.


           SEC registration fee......................  $     705.34

           Printing and engraving expenses...........      2,000.00

           Legal fees and expenses ..................     20,000.00

           Accounting fees and expenses..............     10,000.00

           Miscellaneous fees and expenses...........      2,000.00
                                                       --------------
                 Total...............................  $  34,705.34
                                                       ==============


Item 15.    Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law, as amended ("DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

      Article Ninth of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer, employee or agent (including each former director, officer, employee or agent) of the Company who was or is made party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

      Article VI, Section 6.1 of the Company's Amended Bylaws provides that each person who was or is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative

(hereinafter a "proceeding") by reason of the fact that he/she is or was a Director, officer, agent or employee of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection therewith. Notwithstanding the foregoing, no Director shall be indemnified nor held harmless in violation of the provisions set forth in the Company's Amended and Restated Certificate of Incorporation; and no Director, officer, agent or employee shall be indemnified nor held harmless by the Company unless:

      (i) In the case of conduct in his/her official capacity with the Company, he/she acted in good faith and in a manner he/she reasonably believed to be in the best interest of the Company;

      (ii) In all other cases, his/her conduct was at least not opposed to the best interests of the Company nor in violation of the Amended and Restated Certificate of Incorporation, Bylaws or any agreement entered into by the Company; and

      (iii) In the case of any criminal proceeding, he/she had no reasonable cause to believe that his/her conduct was unlawful.

Item 16.    Exhibits.

      Number         Description of Exhibit
      ------         ----------------------

      5              Opinion of Kirkpatrick & Lockhart LLP*

      23.1           Consent of Ernst & Young LLP, independent auditors

      23.2           Consent of PricewaterhouseCoopers LLP

      23.3           Consent of  Kirkpatrick & Lockhart LLP (included in Exhibit
                     5)*

      24             Power of Attorney (see page II-4)

      ---------------

*Filed previously.


Item 17.    Undertakings.

(a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on this 9th day of November 2000.

                                    V-ONE CORPORATION

                                    By:   /s/ David D. Dawson
                                          ------------------------------
                                          David D. Dawson
                                          President and Chief Executive Officer




      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                           TITLE                           DATE


/s/ David D. Dawson
----------------------
David D. Dawson                Chairman of the Board,          November 9, 2000
                               President, Chief Executive
                               Officer
                               and Director
/s/ Margaret E. Grayson
----------------------
Margaret E. Grayson            Senior Vice President,          November 9, 2000
                               Chief Financial Officer,
                               Treasurer and Director
                               (Principal Financial Officer)
/s/ John Nesline
----------------------
John Nesline                   Controller                      November 9, 2000
                               (Principal Accounting Officer)

----------------------
William E. Odom*               Director                        November 9, 2000

----------------------
Michael Mufson*                Director                        November 9, 2000

----------------------
Heidi Heiden*                  Director                        November 9, 2000


* By: /s/ Margaret E. Grayson
      -----------------------
      Margaret E. Grayson
      Attorney-in-fact

                                  EXHIBIT INDEX

      NUMBER         DESCRIPTION OF EXHIBIT
      ------         ----------------------

      5              Opinion of Kirkpatrick & Lockhart LLP*

      23.1           Consent of Ernst & Young LLP, independent auditors

      23.2           Consent of PricewaterhouseCoopers LLP

      23.3           Consent of Kirkpatrick & Lockhart LLP (included in Exhibit
                     5)*

      24             Power of Attorney (see page II-4)

    ---------------------

*Filed previously.